CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-207474 on Form N-1A of our report dated December 28, 2015, relating to the statement of assets and liabilities of the American Funds Strategic Bond Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent registered public accounting firm" and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

December 28, 2015